Exhibit 99.1

NEWS RELEASE

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

NEW EARNINGS GUIDANCE

Calhoun, Georgia, July 8, 2008—Mohawk Industries, Inc. (NYSE:MHK) today announced that it now estimates second quarter 2008 guidance for earnings per diluted share to be in the range of $1.23 to $1.26. We had previously issued second quarter guidance of $1.36 to $1.45 EPS. This revision is attributable to all segments having lower than anticipated sales and margins for the period. The lower earnings expectation for the quarter is primarily due to the continuing decline in the U.S. residential market, slowing European demand and rapidly increasing raw material and energy costs. We are implementing multiple price increases to offset the rising costs and are continuing our emphasis on containing costs across the company. During the quarter we paid down approximately $180 million of debt.

Our second quarter 2008 earnings release is scheduled for July 21, 2008 with the conference call scheduled for 11:00 AM eastern time on July 22, 2008. We will issue guidance for the third quarter of 2008 in that release.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “could,” “should,” “believes,” “anticipates,” “forecasts,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Tuesday, July 22 2008 at 11:00 AM Eastern Time. The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 54459485. A conference call replay will also be available until Monday July 28, 2008, by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 54459485. The webcast can be accessed (live or replay) from the Investor Relations section of Mohawk Industries’ website at http://www.mohawkind.com.